FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 24, 2013	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES A 20.6% INCREASE IN QUARTERLY EARNINGS, A 17.1% INCREASE YEAR-TO-DATE

WASHINGTON TOWNSHIP, NJ, October 24, 2013 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended September 30, 2013.

Parke Bancorp reported net income available to common shareholders of $1.77 million, or $0.30 per diluted common share, for the quarter ended September 30, 2013, compared to net income of $1.47 million, or $0.25 per diluted common share, for the quarter ended September 30, 2012, an increase of 20.6%. The following is a recap of other significant items that impacted the third quarter of 2013 compared to the same quarter last year: a $370,000 increase in net interest income primarily attributable to higher loan volumes and lower deposit volumes; a $57,000 increase in gain on sale of SBA loans; a $79,000 decrease in loss on other real estate owned (“OREO”); increased compensation and benefits expense of $238,000 resulting from additional staff, salary increases and increased benefit costs; a $168,000 increase in professional services expenses primarily due to legal expenses associated with nonperforming loans; a $1.30 million decrease in the provision for loan losses; and a $1.68 million increase in OREO expense which includes the establishment of a $1.20 million reserve for OREO loss. Net income available to common shareholders year-to-date was $5.38 million or $0.90 per diluted common share, compared to $4.60 million, or $0.78 per diluted common share, for the nine months ended September 30, 2012, an increase of 17.1%.

At September 30, 2013, Parke Bancorp's total assets had decreased to $747.13 million from $770.48 million at December 31, 2012, a decrease of $23.35 million, or 3.0%, due to a decline in cash and cash equivalents, partially offset by an increase in loans.

Parke Bancorp's total loans increased to $660.67 million at September 30, 2013 from $629.71 million at December 31, 2012, an increase of $30.96 million or 4.9%.

At September 30, 2013, Parke Bancorp had $41.10 million in nonperforming loans representing 6.2% of total loans, a decrease from $47.55 million at December 31,

2012. OREO at September 30, 2013 was $27.87 million, compared to $26.06 million at December 31, 2012. OREO consisted of 24 properties, the largest being a condominium development recorded at $11.83 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 9.2% of total assets at September 30, 2013 as compared to 9.6% of total assets at December 31, 2012. Loans past due 30 to 89 days were $2.82 million at September 30, 2013, a decrease of $2.80 million from the previous quarter.

At September 30, 2013, Parke Bancorp's allowance for loan losses was $19.68 million. The ratio of allowance for loan losses to total loans was 3.0% at September 30, 2013 and December 31, 2012. The ratio of allowance for loan losses to non-performing loans was 47.9% at September 30, 2013, compared to 39.8% at December 31, 2012.

Parke Bancorp's total investment securities portfolio decreased to $18.67 million at September 30, 2013 from $21.41 million at December 31, 2012, a decrease of $2.74 million or 12.8%.

At September 30, 2013, Parke Bancorp's total deposits were $611.42 million, down from $637.21 million at December 31, 2012, a decrease of $25.79 million or 4.0%.

Parke Bancorp's total borrowings decreased to $43.73 million at September 30, 2013 from $43.85 million at December 31, 2012, a decrease of $126,000 or 0.3%.

Total shareholders’ equity increased to $87.75 million at September 30, 2013 from $83.64 million at December 31, 2012, an increase of $4.11 million or 4.9%, due to the retention of earnings.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

 “We are pleased with the double digit increase in earnings for our third quarter 2013 comparison to the third quarter of 2012, and the increase in 2013 year-to-date earnings as compared to the same period in 2012. Our net interest margin remains strong, even though interest rates have remained very low. Our metrics are improving, including our nonperforming loans and our 30 to 89 day delinquencies. Although we have a way to go we believe we are heading in the right direction. We continue to be very diligent in reflecting changes in the nonperforming asset values on our balance sheet, while continuing to work very hard on liquidating these nonperforming loans. Our loan growth has improved in 2013, which helps provide additional interest income and fees. Parke Bancorp’s capital continues to grow, up 4.9% since yearend, providing additional strength to our balance sheet, which helps to position us to be able to take advantage of opportunities when they arise. We continue to work hard to control expenses, enhancing shareholder value.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	September 30, 2013	December 31, 2012	% Change
	(in thousands)
Total Assets	$747,129	$770,477	-3.0%
Cash and cash equivalents	21,566	76,866	-71.9%
Investment securities	18,666	21,406	-12.8%
Loans, net of unearned income	660,670	629,712	4.9%
Deposits	611,416	637,207	-4.0%
Borrowings	43,725	43,851	-0.3%
Total shareholders’ equity	87,747	83,637	4.9%

Operating Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Return on average assets	1.09%	0.89%	1.10%	0.92%
Return on average common equity	10.01%	8.94%	10.33%	9.56%
Interest rate spread	4.25%	3.85%	4.21%	4.03%
Net interest margin	4.35%	3.96%	4.31%	4.15%
Efficiency ratio	59.24%	42.06%	50.87%	43.08%

Asset Quality Data
	September 30, 2013	December 31, 2012
	(in thousands)
Allowance for loan losses	$19,680	$18,936
Allowance for loan losses to total loans	2.98%	3.01%
Non-accrual loans	$41,100	$47,549
OREO	$27,871	$26,057

Statements of Income Data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands)
Interest and dividend income	$9,008	$9,084	$27,275	$28,615
Interest expense	1,340	1,786	4,431	5,720
Net interest income	7,668	7,298	22,844	22,895
Provision for loan losses	200	1,500	2,200	5,800
Net interest income after provision for loan losses	7,468	5,798	20,644	17,095
Non-interest income	1,459	952	3,419	2,567
Non-interest expense	5,407	3,470	13,361	10,968
Income before income taxes	3,520	3,280	10,702	8,694
Provision for income taxes	1,377	1,365	4,187	2,895
Net income attributable to Company and noncontrolling (minority) interests	2,143	1,915	6,515	5,799
Net income attributable to noncontrolling (minority) interests	(110)	(194)	(358)	(442)
Net income attributable to Company	2,033	1,721	6,157	5,357
Preferred stock dividend and discount	263	253	773	758
Net income available to common shareholders	1,770	1,468	5,384	4,599

Basic income per common share	0.30	0.25	0.90	0.78
Diluted income per common share	0.30	0.25	0.90	0.78

Weighted shares - basic	5,982,810	5,925,219	5,957,685	5,919,429
Weighted shares - diluted	5,989,183	5,925,219	5,958,801	5,919,429